Exhibit 99.3

SECOND QUARTER FISCAL 2023

INVESTOR QUESTIONS & ANSWERS

March 7, 2023

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

•	Net sales for the second quarter were $2.35 billion, a decrease of 39.4% compared to the record second quarter of fiscal 2022 and a decrease of 14.0% over the same quarter of fiscal year 2021.
•	Consolidated gross profit margin for the second quarter was 12.1%, a decrease of 530 basis points when compared to the second quarter of fiscal year 2022 and a 310 basis point decrease compared to the second quarter of fiscal year 2021.
•	Earnings per share for the second quarter were $0.50 per diluted share, down from $4.79 per diluted share in the same period of the prior fiscal year and down from $2.38 per diluted share in the second quarter of fiscal year 2021.
•	Net cash provided by operations for the first half of fiscal 2023 was $185.3 million as compared to net cash provided by operations of $298.1 million for the first half of fiscal 2022 and net cash used in operations of $88.6 million for the first half of fiscal 2021.
•	The Company revised its full-year fiscal 2023 net sales and diluted earnings guidance with a current net sales estimate of between $10.5 billion to $11.5 billion and diluted earnings per share in the range of $5.50 to $6.50.

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2

Q&A
Market Update	3
Operations Update	4
Financial Update	6

Segment Data
Summary of Key Quarterly Segment Data – North American Towable RVs	8
Summary of Key Quarterly Segment Data – North American Motorized RVs	9
Summary of Key Quarterly Segment Data – European RVs	10

Forward-Looking Statements	11

Current Market Conditions and Outlook Assumptions

•	Market demand conditions in North America.

The RV industry’s calendar 2022 and early calendar 2023 retail sales have been impacted by the current macroeconomic conditions faced by consumers, including higher inflation and interest rates. While near-term North American industry retail demand is anticipated to be lower than the record calendar 2021 level and the strong 2022 levels, we anticipate the recent softness in demand to be temporary as interest in the RV lifestyle continues to grow. To be clear, we acknowledge that the temporary nature of the softness is directly tied to strong headwinds faced by consumers from the current macro environment and expect that the softness will persist until those forces begin to ease up on the consumer. The Recreational Vehicle Industry Association’s (“RVIA”) recently updated their wholesale unit shipments forecast for calendar year 2023 to reflect the current shift in market demand trends. The RVIA forecast now estimates total North American wholesale shipments in calendar year 2023 to be between 324,300 and 344,000 units, down from the record unit shipments in calendar year 2021 of 600,240 and unit shipments in calendar 2022 of 493,268.

•	Market demand conditions in Europe.

Similar to North America, there remains a high level of interest for the RV lifestyle in Europe despite the persistent chassis supply constraints that currently limit the level to which we can increase output of our motorized products to fully satisfy retail demand in the near term. According to the European Caravan Foundation (“ECF”), total retail registrations in Europe for calendar year 2022 decreased 16.1% compared to calendar 2021. Due to ongoing chassis constraints, independent RV dealer inventory levels of our European RV products are generally below pre-pandemic levels in the various countries we serve. Within Germany, which accounts for approximately 60% of our European product sales, independent dealer inventories remain below historical stocking levels.

•	Order backlogs.

Consolidated RV backlog was $6.1 billion as of January 31, 2023. North American RV backlog was $3.0 billion as of January 31, 2023, a decrease of 79.6% compared to $14.7 billion as of January 31, 2022. European RV backlog was $3.1 billion as of January 31, 2023, which is consistent with the backlog of $3.1 billion as of January 31, 2022.

•	Macroeconomic factors.

The extent of the impact of current macroeconomic factors on our business - including inflation both specific to our industry (which has driven up average selling prices) and more generally to overall consumer spending, rising interest rates, and geopolitical events - remains uncertain and unpredictable. It is the impact of these forces on our consumers that required adjustment to our guidance at the mid-point of our fiscal year as that impact has been greater than we anticipated. While near-term demand will continue to be influenced by these factors, we remain optimistic about the long-term future growth of the RV industry and continue to believe that future retail demand will exceed historical, pre-pandemic levels.

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•	Near-term and long-term RV industry outlook in both North America and Europe.

The recent, significant slowdown in retail activity is proof that our consumer is being impacted by elevated prices, higher interest rates, and inflation that hits their pocketbooks every day. However, strong show attendance in the face of a decreasing appetite to purchase in the short-term exhibits the resilience of consumer interest in the RV lifestyle. So, while the short-term buying decisions are being materially impacted by the current macroeconomic conditions, our long-term optimism remains undeterred. Our positive long-term outlook is supported by favorable demographics, strong interest in the RV lifestyle and favorable perception of RVing as promoting a safe and healthy lifestyle. Numerous studies conducted by THOR, RVIA and others show that people of all generations love the freedom of the outdoors and that RVers are extremely satisfied with their RV experience. The growth in industry-wide RV sales in recent years has also resulted in exposing a much wider range of consumers to the lifestyle. We believe many of those who have been recently exposed to the industry for the first time will become future owners, and that those who became first-time owners due to the pandemic will become long-term RVers - resulting in future trade-in sales opportunities. In addition, we view the significant investments by independent dealers, campground owners and various governmental agencies into camping and RV facilities to be positive long-term factors, which should only further enhance the experience of current RVers and encourage new buyers to enter the lifestyle.

Q&A

MARKET UPDATE

1.	Can you comment on the market demand environment as you entered calendar 2023? What is your current forward-looking outlook?

a.	Throughout calendar 2022, we observed continued strong interest as well as resilient consumer demand for RV products despite the macroeconomic pressures facing the consumer. Entering calendar 2023, we experienced an encouraging early spring retail show season across the country with high attendance figures and solid retail activity, reinforcing the underlying strong interest for the RV lifestyle. However, activity on dealer lots has not matched the strong show season and sales conversions have been challenged. While we had anticipated softening retail activity in our fiscal second quarter, it was more pronounced in the back half of the quarter, suggesting that retail consumers are succumbing to the macroeconomic pressures most prominently triggered by the Fed’s rate policy in the face of sustained inflation.

We acknowledge there is a wide range of potential retail sales scenarios, but given the challenging and uncertain macroeconomic environment, we are lowering our expectations of North American retail registrations for calendar 2023. While we expect a low-double-digit decrease in North American retail registrations from calendar 2022 levels, we expect calendar 2023 registrations to outpace the RVIA’s forecasted 2023 shipment range of between 324,300 and 344,000 units. As a reminder, the majority of retail sales historically occur during the five-month period that stretches through the balance of our fiscal year (March – July). We will continue to closely monitor economic conditions and the potential impact on our production volumes.

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While near-term demand will continue to be influenced by macroeconomic conditions, we believe that the recent greater-than-expected softening in demand will be temporary, and in the longer term, we remain strongly optimistic about both the industry’s and THOR’s future growth. Based upon recent THOR and industry studies, we continue to believe that future retail demand will exceed historical, pre-pandemic levels. This longer-term optimism is supported by data that indicates interest in the RV lifestyle continues to exceed pre-pandemic levels, RV utilization remains high, consumer satisfaction among RV owners is very strong, and repeat buyer intentions reaffirm the “stickiness” of the RV lifestyle. The strength of the consumers’ interest in the lifestyle has been demonstrated by strong show attendance across North America despite the macro pressure on consumers. Given these facts, we believe that retail demand should rebound once current macroeconomic risks subside. As we think about our stock, the short-term challenges created by the macro environment will create turbulence in reaching fair value, but for holders with a longer time horizon, the temporary depression of our performance creates opportunity. Nothing about the short-term turbulence casts any legitimate doubt on our long-term optimism.

2.	Are you concerned about current affordability and negative equity on trade-ins?

a.	We are mindful that significant and persistent inflation and rising interest rates have had an impact on current consumer affordability. While the macro factors are out of our control, we have enacted strategies to mitigate these external challenges. We remain focused on working with our dealer partners to create buying propositions that resonate with retail customers, working with our suppliers to lower input costs and introducing new product offerings at value price points across the THOR family of operating companies. We continue to observe strong interest and intent to purchase RV products, and we expect the easing of inflation and pricing should offer some relief. Additionally, the RV lifestyle continues to offer consumers an affordable value proposition compared to other forms of leisure travel.

OPERATIONS UPDATE

1.	On a consolidated basis, THOR companies delivered North American shipments of 25,372 units in the fiscal second quarter. What do you attribute the multiyear low quarterly unit shipments to? How are you planning production levels in the second half of fiscal 2023?

a.	As we communicated after the close of our first fiscal quarter, we anticipated that our second quarter would see a significant slowdown of both sales and production. While the quarter was softer than expected, we aggressively employed our variable cost model and focused on assisting our independent dealers in keeping January 31, 2023 inventory levels of THOR products essentially flat to October 31, 2022 levels. As a result, North American unit shipments of 25,372 were well below recent, previous fiscal second quarters, a quarter that is traditionally a channel replenishment period in our industry.

Looking ahead to the second half of fiscal 2023, unit shipments are expected to sequentially increase from the second quarter levels as we enter the spring selling season. However, we will continue to prudently manage our wholesale production levels with a high level of conservatism as we look to sustain production levels lower than demand levels during this period, in-line with historical dealer destocking trends during the latter part of the second half of our fiscal year. Our teams will also continue to work closely with our dealer partners in monitoring retail demand to ensure we can respond quickly to shifts in market demand and adjust our production plans in a disciplined manner.

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2.	Can you comment on current independent dealer inventory levels of THOR products in both North America and Europe? Are you concerned with the level of model year 2022 units currently in channel inventory?

a.	Given our disciplined production approach, especially for towable products, North American dealer inventory levels of THOR products remained essentially flat during the fiscal second quarter of 2023, moving from 122,300 units at October 31, 2022 to 121,300 units at January 31, 2023. The contrast in this metric to previous slow quarters reveals the value of our heightened focus on aligning production with retail sales. Our discipline in this regard better positions us to perform well in the second half of our fiscal year. As of January 31, 2023, we believe North American dealer inventory levels for most of our towable products are slightly higher than dealers’ desired levels given current retail sales levels, inflation, rising interest rates and other associated carrying costs while dealer inventory levels for our motorized product lines are generally more closely aligned to dealers’ desired stocking levels as of the end of January 2023. The latter part of the second half of our fiscal year is traditionally a channel destocking period for our industry, and we expect to see a similar pattern this year. We remain focused on working with our dealer partners to create buying propositions that resonate with retail customers, particularly with certain product categories that we believe have an elevated dealer inventory level given the anticipated retail environment. Overall, we remain confident in our ability to assist dealers in optimizing the mix and levels of field inventory to align to current demand during the upcoming selling season.

Within our European segment, independent dealer inventory continues to be below optimal levels for motorized units. As chassis supply constraints are expected to improve over the course of our fiscal 2023, we expect to make progress in restocking dealer inventory levels of THOR products.

3.	Can you comment on the outlook for THOR Industries’ European segment?

a.	Despite continued motorized chassis supply shortages that contributed to a 15.3% year-over-year decrease in unit shipments, our European segment posted a slightly higher gross profit and net income before income taxes compared to the prior-year period as we benefited from favorable price-cost realization and improved warranty costs, partially offset by an increase in overhead costs as a percentage of sales. Looking ahead, we do expect gradual top-line improvement over the course of fiscal 2023 with increasing availability of chassis. With a European segment backlog value of approximately $3.1 billion as of January 31, 2023 and overall independent dealer motorized inventory levels that remain below normalized levels, we expect the restocking timeline to extend into fiscal 2024. As the chassis supply challenges dissipate over the course of the next fiscal year, our European operations are positioned to perform well even in the face of macroeconomic headwinds.

Absent any further negative macroeconomic developments, we continue to hold strong optimism for our long-term performance in Europe. Order backlog remains strong given the low independent dealer inventory levels and continued strong interest in the RV lifestyle. According to GSR Unternehmensberatung, a consulting firm, 31% of the adult population in Germany, our largest European market, is interested in caravanning. Additionally, approximately 19 million people consider themselves to be caravanning aficionados. Furthermore, a total of 90,985 motor caravans and caravans were registered in Germany in calendar 2022, according to statistics published by the Caravaning Industry Association e.V. While current year-to-date registrations are below calendar 2021 levels, they still exceed pre-COVID levels and support a secular growth trend.

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FINANCIAL UPDATE

1.	North American Towable second quarter of fiscal 2023 gross margin of 6.4% decreased from a quarterly record 19.0% in the prior-year period. What were the drivers of this result? Do you anticipate gross margin to remain pressured in the second half of fiscal 2023?

a.	The reduction in gross margin was driven primarily due to significantly lower sales levels, extended plant shutdowns and strategic pricing actions taken in the current year period, while a return to incentives and promotional activity, consumption of higher cost inventory and increased warranty costs as a percentage of sales secondarily contributed to the year-over-year decrease. Of note, we faced challenging comparisons to the record second quarter in the prior-year as net sales decreased 58% on a 65% decrease in unit shipments. Prudent and decisive actions taken in the current quarter to align production with the pace of seasonally slow retail sales resulted in second quarter fiscal 2023 shipments of 19,934 units. As a result of low production volumes and holiday downtime that largely extended into February across most of our towable facilities, labor and manufacturing overhead costs as a percentage of net sales increased 470 basis points compared to the prior-year period. Additionally, in response to the volume of current model year finished goods inventory and decelerating market demand in the second quarter, we proactively undertook strategic pricing actions in the quarter aimed at moving certain 2022 produced towable finished goods inventory. This proactive strategy further right-sized the Company’s inventories, improving the Company’s position going into the second half of its fiscal year and the upcoming model year change.

Looking ahead to the second half of fiscal 2023 and beyond, while we do not provide segment level guidance on future financial results, we do expect to see sequential gross margin improvement with seasonally higher production and sales levels, the benefit of an improved commodity cost environment having worked through much of the higher cost inventory, and a production reset focused on current dealer ordering patterns. We are mindful that a level of incentives and promotional activity higher than the recent past will be needed to support our dealers in a competitive pricing environment, but we do expect a return to more normalized gross margin levels over time.

2.	The Company announced revised financial guidance for fiscal 2023 in its press release today. What are the key assumptions included in your updated outlook?

a.	Given the heightened degree of volatility and macroeconomic uncertainty impacting consumer demand, which in turn drives dealer demand, the Company revised its full-year fiscal 2023 guidance, which now includes:

•	Consolidated fiscal 2023 net sales in the range of $10.5 billion to $11.5 billion (previously $11.5 billion to $12.5 billion)
•	Consolidated gross profit margin for fiscal 2023 in the range of 13.4% to 14.2% (previously 14.2% to 14.9%)
•	Diluted earnings per share for fiscal 2023 in the range of $5.50 to $6.50 (previously $7.40 to $8.70)

In addition to operating in a historically cyclical and interest rate sensitive industry, THOR continues to navigate a challenging macroeconomic environment. As the world’s leading RV manufacturer, we remain focused on running the business in a disciplined manner that maximizes strong profitability across our business cycle. As a result, we lowered our full-year consolidated net sales target to reflect our production discipline and aim to optimize our business to expected demand conditions. As North American production volumes seasonally increase in the second half of fiscal 2023 from second quarter levels, we will target production levels lower than demand levels to ensure independent dealer inventory is appropriate for a potentially softer demand environment. In addition, our North American wholesale shipment forecast for the balance of our fiscal year is aligned with the RVIA’s February 2023 wholesale shipment forecast, which consists of pronounced year-over-year decreases for the months through July. In Europe, we do expect gradual improvement of wholesale shipments with increasing availability of chassis over the balance of fiscal 2023.

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Given lower expected unit shipments in North America, we also revised our gross profit margin to a range of 13.4% to 14.2% to largely reflect the impact of operating leverage on reduced North America volumes and incremental incentives aimed at moving previous model year product, partially offset by the greater contribution of our European operations which continues to improve. Furthermore, we expect our consolidated gross profit margin to improve from the second quarter of fiscal 2023 as we right-size the business for current demand levels, realize input cost relief on input costs and commodities and execute on targeted commercial actions to optimize channel inventory with our dealer partners.

In addition, we continue to take steps to address incremental costs through a combination of product decontenting/recontenting, material sourcing strategies and the introduction of new, value-enhancing product offerings across the THOR family of operating companies. As a result of our efforts and contributions from our European and supply chain operations, we continue to expect to maintain a consolidated gross margin that exceeds previous down-cycle years.

3.	Net cash provided from operations was $185.3 million in the first half of fiscal 2023. Do you expect to generate net cash from operations for the full-year fiscal 2023? Will working capital be a source of cash?

a.	During the first half of fiscal 2023, we generated $314.0 million in cash from operations before changes in working capital. The change in net working capital resulted in the use of $128.7 million of operating cash during the first half of fiscal 2023, primarily due to an increase in chassis inventory to support motorized sales and production and as North American chassis suppliers got caught up delivering their order backlog, as the reductions in accounts receivables and accounts payable mostly offset each other.

Despite the challenging quarter from a retail perspective, our teams’ execution of our operating model positioned us to continue to improve our already strong balance sheet as subsequent to quarter end, we paid down $15.0 million on our US Term Loan and $15.0 million on our ABL. Our ability to improve our debt position even in a challenging environment is a testament to both our operating model and our teams’ ability to execute.

For the full-year, we expect to generate strong net cash flow from operations, primarily driven by continued positive operating results in addition to reduced net working capital levels from prior-year levels. With respect to net working capital, given recent supply chain volatility, we have been carrying elevated levels of inventory, including safety stock of certain components. As we reduce production levels to align with retail demand with a continued emphasis on build-to-order production, we will continue to reduce our net working capital levels, enabling us to further improve operating cash flow.

This strong cash generation will allow us to maintain a balanced capital allocation strategy focused on enhancing long-term shareholder value. We will continue to focus on reinvesting in our businesses, paying our dividend, reducing our debt obligations and repurchasing THOR stock on an opportunistic basis while making selective tuck-in acquisitions or strategic investments in innovation that we expect to enhance long-term shareholder value. Consistent with our historical approach, we expect to be disciplined, flexible and balanced in how we deploy capital to generate the greatest return for our shareholders.

4.	Why did the Company not execute against its share repurchase program in the fiscal second quarter?

a.	The Company operated in-line with its stated capital allocation strategy in the fiscal second quarter. In a seasonally slow retail and production environment, the focus of our fiscal second quarter was on solid operational execution, which positioned us to further strengthen our balance sheet and pay down debt subsequent to our quarter-end. Executing on our share repurchase program remains a high priority for our management team, and we expect to see additional share repurchases in the second half of our fiscal 2023.

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Summary of Key Quarterly Segment Data – North American Towable RVs

Dollars are in thousands

NET SALES:	Three Months Ended January 31, 2023	Three Months Ended January 31, 2022	% Change
North American Towables
Travel Trailers	$527,829	$1,250,579	(57.8)%
Fifth Wheels	301,922	734,509	(58.9)%
Total North American Towables	$829,751	$1,985,088	(58.2)%

# OF UNITS:	Three Months Ended January 31, 2023	Three Months Ended January 31, 2022	% Change
North American Towables
Travel Trailers	15,494	45,337	(65.8)%
Fifth Wheels	4,440	10,907	(59.3)%
Total North American Towables	19,934	56,244	(64.6)%

ORDER BACKLOG	As of January 31, 2023	As of January 31, 2022	% Change
North American Towables	$1,152,991	$10,442,906	(89.0)%

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Year to Date December 31,
	2022	2021
U.S. Market	40.9%	40.4%
Canadian Market	41.4%	44.4%
Combined North American Market	40.9%	40.8%

(1) Source: Statistical Surveys, Inc. CYTD December 31, 2022 and 2021.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – North American Motorized RVs

Dollars are in thousands

NET SALES:	Three Months Ended January 31, 2023	Three Months Ended January 31, 2022	% Change
North American Motorized
Class A	$244,128	$429,894	(43.2)%
Class C	334,911	361,565	(7.4)%
Class B	159,544	185,347	(13.9)%
Total North American Motorized	$738,583	$976,806	(24.4)%

# OF UNITS:	Three Months Ended January 31, 2023	Three Months Ended January 31, 2022	% Change
North American Motorized
Class A	1,194	2,062	(42.1)%
Class C	2,935	3,492	(16.0)%
Class B	1,309	1,825	(28.3)%
Total North American Motorized	5,438	7,379	(26.3)%

ORDER BACKLOG	As of January 31, 2023	As of January 31, 2022	% Change
North American Motorized	$1,848,124	$4,232,479	(56.3)%

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Year to Date December 31,
	2022	2021
U.S. Market	48.1%	47.4%
Canadian Market	51.1%	46.8%
Combined North American Market	48.3%	47.3%

(1) Source: Statistical Surveys, Inc. CYTD December 31, 2022 and 2021.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

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Summary of Key Quarterly Segment Data – European RVs

Dollars are in thousands

NET SALES: (1)	Three Months Ended January 31, 2023	Three Months Ended January 31, 2022	% Change
European
Motorcaravan	$267,782	$350,861	(23.7)%
Campervan	227,136	192,838	17.8%
Caravan	94,494	91,153	3.7%
Other	57,526	88,878	(35.3)%
Total European	$646,938	$723,730	(10.6)%

# OF UNITS:	Three Months Ended January 31, 2023	Three Months Ended January 31, 2022	% Change
European
Motorcaravan	3,632	5,982	(39.3)%
Campervan	4,826	4,774	1.1%
Caravan	4,130	4,105	0.6%
Total European	12,588	14,861	(15.3)%

ORDER BACKLOG	As of January 31, 2023	As of January 31, 2022	% Change
European	$3,055,738	$3,051,485	0.1%

EUROPEAN RV MARKET SHARE SUMMARY (2)	Calendar Year to Date December 31,
	2022	2021
Motorcaravan and Campervan (3)	21.1%	24.6%
Caravan	18.5%	17.9%

(1) The overall net sales decrease of $76.8 million includes a decrease of $51.3 million, or 7.1% of the 10.6% decrease, due to the impact of the reduction in the foreign exchange rates since the prior year period.

(2) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), Calendar year to date December 31, 2022 and 2021. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(3) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

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Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rate fluctuations and their potential impact on the general economy and, specifically, on our profitability and on our independent dealers and consumers; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; legislative, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2023 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2022.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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